AMENDMENT NO. 1


          Amendment No. 1 dated as of June 1, 1997 (this "Amendment") between MELLON LEASING CORPORATION, a Pennsylvania corporation and formerly Mellon Financial Services Corporation #3, as Lessor ("Lessor"), and ESSEX GROUP, INC., a Michigan corporation, as Lessee ("Lessee"), to the AGREEMENT AND LEASE dated as of April 12, 1995 (the "Agreement"), between Lessor and Lessee;

                                 WITNESSETH THAT:

          WHEREAS, Lessee has requested that Lessor agree to amend the Agreement is hereinafter provided;

          WHEREAS, Lessor is willing so to amend the Agreement upon and subject to the terms and conditions hereinafter provided;

          WHEREAS, unless otherwise defined herein or unless the context otherwise requires, terms defined in the Agreement shall have the meanings therein set forth;

          NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants hereinafter set forth and intending to be legally bound, hereby agree as follows:

          1. Amendments. Section (b)(iv) of Annex 1 to the Lease Schedule is hereby amended in its entirety to read in its entirety as set forth below:

          Applicable Margins.

          The Applicable Margin for each interest rate Option for any day shall mean the percentage set forth below opposite the relevant Level:

          Level       Euro-Rate Option        Base Rate Option

            I               3/4%                    3/8%
           II               7/8%                    3/8%
          III               1%                      3/8%
           IV               1 1/8%                  3/8%
            V               1 1/2%                  1/2%
           VI               1 7/8%                  7/8%

          As used herein, "Level" shall mean, as of any date of determination, the level set forth below then in effect, as determined in accordance with the following provisions:

          Level                   Leverage Ratio

            I                     Less than or equal to 2.0 to 1.0

           II                     Less than or equal to 2.5 to 1.0
                                    but greater than 2.0 to 1.0

          III                     Less than or equal to 3.0 to 1.0
                                   but greater than 2.5 to 1.0

           IV                     Less than or equal to 3.5 to 1.0
                                   but greater than 3.0 to 1.0


            V                     Less than or equal to 4.0 to 1.0
                                   but greater than 3.5 to 1.0

           VI                     Greater than 4.0 to 1.0

    For the purposes of this definition, the Level shall be determined as at the end of each of the first three quarterly periods of each fiscal year of Holdings and as at the end of each fiscal year of Holdings, for the period (a "Level Test Period") of four consecutive fiscal quarters ending on the last day of such quarterly period of fiscal year, as the case may be, based on the relevant financial statements delivered pursuant to
    Section 7.1; changes in the Level shall become effective on the date on which such financial statements are delivered to Lessor (but in any event not later than the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 105th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this definition, provided, that, if any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Level as at the end of the fiscal period that would have been covered thereby shall be deemed to be Level VI.

          2. Representations and Warranties. Lessee hereby represents and warrants to Lessor that the representations and warranties of Lessee set forth in Section 5.2 of the Agreement and true and correct on and as of the date hereof except that for purposes of this Section 2, each reference in Section 5.2 to "this Agreement" shall mean the Agreement as amended by this Amendment, each such reference to "December 31, 1993" shall mean "December 31, 1995", each such reference to "December 31, 1994" shall mean "December 31, 1996" and each such reference to "Closing Date" shall mean "Amendment Closing Date" as hereinafter defined.

          3. Conditions Precedent. This Amendment shall be effective as of June 1, 1997 upon satisfaction of the following conditions (the dates upon which such conditions are satisfied being herein called the "Amendment Closing Date"):

                a. Delivery by Lessee to Lessor of a certificate of a Responsible Officer to the effect that (i) the representations and warranties of Lessee set forth in Section 2 hereof are true and correct on and as of the Amendment Closing Date as though made on such Date and (ii) on such Date no Event of Default or Unmatured Default has occurred and is continuing; and

                b. Delivery by Lessee to Lessor of an opinion of counsel to Lessee as to the matters set forth in Sections 5.2(a) (as to Lessee and Michigan and Indiana only), 5.2(b) (second sentence only) and 5.2(c) of the Agreement as restated in Section 2 hereof.

          4.    Miscellaneous.   The  parties hereto  hereby confirm  that the
    Agreement, as amended hereby, does and shall remain in full force and effect.

          WITNESS the date execution hereof as of the day and year first above written.

                                  MELLON LEASING CORPORATION,
                                    Lessor





                                  By    /s/ Michael R. Langrecker
                                  Title:  Vice President

                                  ESSEX GROUP, INC., Lessee



                                  By    /s/ David A. Owen
                                  Title:  Executive Vice President, CFO
















































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